As filed with the Securities and Exchange Commission on November 24, 2021

Registration No. 333-140939

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 7

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

ZIMMER BIOMET HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-4151777
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

345 East Main Street

Warsaw, Indiana 46580

(Address of Principal Executive Offices) (Zip Code)

ZIMMER HOLDINGS, INC. 2006 STOCK INCENTIVE PLAN

(Full title of the plan)

Chad F. Phipps

Senior Vice President, General Counsel and Secretary

Zimmer Biomet Holdings, Inc.

345 East Main Street

Warsaw, Indiana 46580

(Name and address of agent for service)

(574) 267-6131

(Telephone number, including area code, of agent for service)

Copy to:

Christine G. Long

Faegre Drinker Biddle & Reath LLP

600 East 96th Street, Suite 600

Indianapolis, Indiana 46240

(317) 569-9600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Zimmer Biomet Holdings, Inc. (the “Registrant”) has filed this Post-Effective Amendment No. 7 to Form S-8 Registration Statement (this “Post-Effective Amendment”) to deregister certain securities issuable under the Zimmer Holdings, Inc. 2006 Stock Incentive Plan (the “2006 Plan”), which were originally registered by the Registrant on a registration statement on Form S-8 (File No. 333-140939) filed with the Securities and Exchange Commission (the “Commission”) and becoming effective on February 28, 2007, as amended by the Post-Effective Amendment No. 1 thereto filed on February 26, 2010, the Post-Effective Amendment No. 2 thereto filed on February 25, 2011, the Post-Effective Amendment No. 3 thereto filed on February 27, 2012, the Post-Effective Amendment No. 4 thereto filed on February 28, 2013, the Post-Effective Amendment No. 5 thereto filed on March 3, 2014, and the Post-Effective Amendment No. 6 thereto filed on March 1, 2017 (the “Prior Registration Statement”).

On February 13, 2009, the Board of Directors adopted, subject to stockholder approval, the Zimmer Biomet Holdings, Inc. 2009 Stock Incentive Plan (the “2009 Plan”). On May 4, 2009, the 2009 Plan was approved by the stockholders at the Registrant’s annual meeting of stockholders. On May 7, 2013, June 24, 2015, May 3, 2016 and May 14, 2021 the 2009 Plan was amended. The 2009 Plan provides, among other things, that any shares of the Registrant’s Common Stock, par value $0.01 per share (the “Common Stock”) subject to outstanding awards under the 2006 Plan, that expire, are forfeited or become unexercisable are available for issuance under the 2009 Plan.

As of the date of this Post-Effective Amendment, the total number of shares of Common Stock subject to awards that have expired, were forfeited or became unexercisable under the 2006 Plan and not yet registered under the 2009 Plan, is 5,101 (the “Newly Available 2006 Plan Shares”). These Newly Available 2006 Plan Shares are no longer available for new awards under the 2006 Plan and will not be issued under the 2006 Plan.

The Registrant is concurrently filing a separate Registration Statement on Form S-8 to register the Newly Available 2006 Plan Shares for issuance under the 2009 Plan. This Post-Effective Amendment is hereby filed to reflect that, following the date hereof, the Newly Available 2006 Plan Shares may not be issued under the 2006 Plan and to deregister the Newly Available 2006 Plan Shares under the Prior Registration Statement. As of the date of this Post-Effective Amendment, there are no remaining outstanding awards under the 2006 Plan, and all of the shares of Common Stock that were initially registered under the Prior Registration Statement have either been issued pursuant to awards under the 2006 Plan or deregistered pursuant to this and previously-filed post-effective amendments to the Prior Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on November 24, 2021.

ZIMMER BIOMET HOLDINGS, INC.

By:	/s/ Bryan Hanson
Bryan Hanson
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes each of Bryan Hanson, Suketu Upadhyay and Chad Phipps, each with full power of substitution, to execute in the name and on behalf of such person any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the registrant deems appropriate, and appoints each of Brian Hanson, Suketu Upadhyay and Chad Phipps, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Signature	Title	Date

/s/ Bryan Hanson Bryan Hanson	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	November 24, 2021

/s/ Suketu Upadhyay Suketu Upadhyay	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 24, 2021

/s/ Carrie Nichol Carrie Nichol	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	November 24, 2021

/s/ Christopher Begley Christopher Begley	Director	November 24, 2021

/s/ Betsy Bernard Betsy Bernard	Director	November 24, 2021

/s/ Michael Farrell Michael Farrell	Director	November 24, 2021

/s/ Robert Hagemann Robert Hagemann	Director	November 24, 2021

/s/ Arthur Higgins Arthur Higgins	Director	November 24, 2021

/s/ Maria Teresa Hilado Maria Teresa Hilado	Director	November 24, 2021

/s/ Syed Jafry Syed Jafry	Director	November 24, 2021

/s/ Sreelakshmi Kolli Sreelakshmi Kolli	Director	November 24, 2021

/s/ Michael Michelson Michael Michelson	Director	November 24, 2021